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                                                                     EXHIBIT 4.5

                                                                            U.S.

[RADISYS LOGO]

5445 NE Dawson Creek Drive
Hillsboro, OR 97124

                             NOTICE OF OPTION GRANT

Recipient:  NAME
ID:         ####

Congratulations! You have been awarded a non-qualified Option grant by RadiSys Corporation (the "Company"), to purchase Shares of Common Stock of the Company, subject to the terms and conditions of the Stock Plan for Convedia Employees (the "Plan") and this Option Notice, as outlined below. Options are a valuable component of your Total Compensation program and offer an opportunity to share in the Company's success over the long term.

GRANT NUMBER   GRANT DATE   GRANT TYPE   SHARES GRANTED   GRANT PRICE
------------   ----------   ----------   --------------   -----------
  ####         00/00/2006       NQ             ##          US$##.##

                           DETAILED VESTING SCHEDULE

Shares       Vest Type        Full Vest      Expiration
------      ------------      ---------      ----------
            On Vest Date
              Monthly

By accepting this Option grant and exercising any portion of your Option, you agree to comply with all the terms of the Plan and this notification.

The Plan is discretionary in nature and may be amended, cancelled, or terminated at any time. The grant of Options is a one-time benefit offered solely to employees of Convedia Corporation ("Convedia"), a wholly-owned subsidiary of the Company, and does not create any contractual or other right to receive a grant of Options or benefits in lieu of Options in the future.

Your Option may not be assigned, sold, encumbered, or in any way transferred or alienated.

Options covered by this Grant Notice may have certain tax consequences at the time of exercise. You are encouraged to obtain independent tax advice before exercising any Options.

Vesting and the duration of your Option are both subject to your continual employment with the Company or one of its subsidiaries. Vesting will stop and your Options will automatically expire three months after termination of your employment with the Company or one of its subsidiaries.

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                                                                            U.S.

Your Option is not transferable, does not imply any right to continued employment and may be exercised only by you.

E*TRADE

Your Option grant details have been posted on-line at www.etrade.com/stockplans. Your "stock plan" account will allow you to view your current balance of vested/unvested Options, exercise vested Options and initiate a variety of other Option management services.

KIM MOORE is RadiSys' Stock Plan Administrator. Please contact her at 503-615-1744 or via email kim.moore@radisys.com if you have any questions or concerns regarding the accuracy of Option data listed on-line, received Option grant documents, the process for exercising Options and/or terms and conditions of the Plan.